November 22, 1999


                                                   (336) 271-3123


CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina 27701

     Re:  Registration Statement on Form S-8
          82,059 Shares of Common Stock

Ladies and Gentlemen:

      In connection with the possible offering and sale from time to time of all or a portion of 82,059 shares of the Common Stock, $5.00 par value per share (the "Shares"), of CCB Financial Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement") filed on or about November 19, 1999 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that:

          1. The Corporation is a corporation duly organized and validly existing under the laws of the State of North Carolina.

          2. When (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement, the Shares will be validly authorized and duly issued, fully paid and non-assessable.


     We hereby consent (1) to be named in the Registration
Statement and in the Prospectus which constitutes a part thereof as attorneys who will pass upon legal matters in connection with the Shares and (2) to the filing a copy of this letter as Exhibit
5 to the Registration Statement.

                                   Very truly yours,

                                   /s/ ROBERT A. SINGER

                                   Robert A. Singer

RAS/clv